EXHIBIT 99.m.2

                           AMENDMENT TO CLASS B SHARES







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                           Amendment to Class B Shares
                          RULE 12b-1 DISTRIBUTION PLAN
                          ----------------------------
                          (effective December 10, 1999)

         To add the following provision; (I) the Distributor will be deemed to have fully earned its Allocable Portion of the distribution fee payable in respect of Class B Shares of such series upon the sale of each "Initial Issue Commission Share" (as hereinafter defined) taken into account in determining such Distributor's Allocable Portion of such distribution fee; (II) except as provided in (III) below, the Trust's obligation to pay such Distributor its Allocable Portion of such distribution fee payable in respect of the Class B Shares shall be absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever (it being understood that such provision is not a waiver of the Trust's right to pursue such Distributor and enforce such claims against the assets of such Distributor other than its right to the distribution fees and CDSCs in respect of the Class B Shares of such series); (III) the Trust's obligation to pay such Distributor its Allocable Portion of the distribution fee payable in respect of the call B of such series Share shall not be terminated or modified except to the extent required by a change in the Act or the Rules of Conduct enacted or promulgated after September 15, 1995 (a "Change-in-Applicable-Law), or in connection with a "Complete Termination" (as hereinafter defined) of this Plan in respect of the Class B Shares of such series; (IV) the Trust will not waive or change any DCSC in respect of the Class B Shares of such series, except as provided in the Trust's Prospectus or statement of additional information without the consent of the Distributor (or its assigns); (V) except to the extent required by a Change-In-Applicable-Law, neither the termination of Distributor's role as principal distributor of the Class B Shares of such series, nor the termination of this Plan will terminate such Distributor's right to its Allocable Portion of the CDSCs in respect of Class B Shares of such series sold prior to such termination; (VI) except as provided in the Trust's Prospectus and statement of additional information, until such Distributor has been paid its Allocable Portion of the distribution fees in respect of the Class B Shares of such series, the Trust will not adopt a plan of liquidation in respect of such series without the consent of such Distributor (or its assigns); and (VII) such Distributor may sell and assign its rights to its Allocable Portion of the distribution fees and CDSCs (but not such Distributor's obligations to the Trust) to raise funds to make the expenditures related to the distribution of Class B Shares of such series and in connection therewith, upon receipt of notice of such sale and assignment, the Trust shall pay to the purchaser or assignee such portion of the Distributor's Allocable Portion of the distribution fees in respect of the Class B Shares of such series so sold or assigned. For purposes of this Plan, the term "Allocable Portion" means, in respect of distribution fees payable in respect of the Class B Shares of any series as applied to any Distributor, the portion of such distribution fees and CDSCs allocated to such Distributor in accordance with the Allocation Schedule (as hereinafter defined). For purposes of this Plan, the term "Complete Termination" of this Plan means, in respect of any series, a termination of this Plan involving

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the cessation of payments of distribution fees hereunder in respect of Class B
Shares of such series and the cessation of payments of distribution fees pursuant to every other rule 12b-a plan of the Trust in respect of such series for every future class of shares which, in the good faith determination of the Board of Trustees of the Trust, has substantially similar economic characteristics to the Class B Shares taking into account the total sales charge, contingent deferred sales charge and other similar charges, it being understood that the existing Class A Shares and the existing Class C Shares do not have substantially similar economic characteristics to the Class B Shares. For purposes of this Plan, the term "Allocation Schedule" means, in respect of the Class B Shares of any series, a schedule which shall be approved in the same manner as this Plan as contemplated by Section 5 hereof for assigning to each Distributor of Class B Shares of such series the portion of the total distribution fees payable by the Trust in respect of the Class B Shares of such series which has been earned by such Distributor, which shall be attached to and become a part of any Distribution Agreement or plan in respect of Class B Shares. For purposes of clause (I) of the first sentence of this Section 3, the term "Initial Issue Commission Share" shall mean, in respect of any series, a Class B Share which is a Commission Share issued by such series under circumstances other then in connection with a permitted free exchange with another fund. For purposes of the foregoing definition a "Commission Share" shall mean, in respect of any series, each Class B Share of such series which is issued under circumstances which would normally give rise to an obligation of the holder of such Class B Share to pay a CDSC upon redemption of such Share, including, without limitation, any Class B Share of such Fund issued in connection with a permitted free exchange, and any such Class B Share shall not cease to be a Commission Share prior to the redemption (including a redemption in connection with a permitted free exchange) or conversion even though the obligation to pay the CDSC shall have expired or conditions for thereof still exist.